Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
May 5, 2006	Los Angeles	Shanghai
	Milan	Silicon Valley
PQ Corporation	Moscow	Singapore
1200 West Swedesford Road	Munich	Tokyo
Berwyn, Pennsylvania 19312	New Jersey	Washington, D.C.

Re:                               Registration Statement Relating to $275,000,000 Aggregate Principal Amount of 7½% Senior Subordinated Notes due 2013

Ladies and Gentlemen:

We have acted as special counsel to PQ Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration of $275,000,000 aggregate principal amount of 7½% Senior Subordinated Notes due 2013 (the “Securities”) and the guarantees of the Securities (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Delaware Guarantors”), the entity listed on Schedule II hereto (the “New York Guarantor”) and each of the entities listed on Schedule III hereto (the “Pennsylvania Guarantors” and, together with the Delaware Guarantors and the New York Guarantor, the “Subsidiary Guarantors”), under the Indenture dated as of February 11, 2005 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2005 (File No. 333-125750), as amended on November 23, 2005, April 13, 2006 and May 5, 2006 (collectively, the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the enforceability of the Securities and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.  Various issues concerning the laws of the Commonwealth of Pennsylvania are addressed in the opinion of Babst, Calland, Clements and Zomnir, P.C., which has been separately provided to you.  We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Company’s outstanding 7½% Senior Subordinated Notes due 2013 in an aggregate principle amount equal to the aggregate principal amount of the Securities in accordance with the Indenture, the Guarantees of the Delaware Guarantors and the New York Guarantor will have been duly authorized by all necessary corporate action of each of the Delaware Guarantors and the New York Guarantor, respectively, and the Securities and the Guarantees will be legally valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against them in accordance with their respective terms.

The opinion rendered in the preceding paragraph relating to the enforceability of the Securities and the Guarantees, respectively, is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that the Indenture, the Securities and the Guarantees have been duly authorized, executed and delivered by the Company, the Pennsylvania Guarantors and the Trustee, and the Indenture constitutes a legally valid and binding obligation of the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture, the Securities and the Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, not filed as exhibits to the Registration Statement (ii) violations of statutes, rules, regulations or court or governmental orders, by the parties to the Indenture or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations,  declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of

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persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins LLP

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Schedule I

Delpen Corporation

PQ Asia Inc.

PQ Export Company

PQ Holding, Inc.

Schedule II

Potters Industries Inc.

Schedule III

Commercial Research Associates, Inc.

Philadelphia Quartz Company

PQ International, Inc.

PQ Systems Incorporated